EXHIBIT 10.1

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated October 8, 2018, is made by and between QuantRx Biomedical Corporation, a Nevada corporation (“Seller”), and Preprogen LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and each individually as a “Party”.

WHEREAS, the Parties executed the Asset Purchase Agreement on December 14, 2017 (“Agreement”) pursuant to which the Seller sold, assigned, transferred and delivered to Buyer, and Buyer purchased and accepted from Seller, all of the Purchased Assets, as such term was defined in the Agreement; and

WHEREAS, the Parties desire to amend the Agreement to release to the Parties certain funds held in escrow under the terms of Agreement, as more particularly set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.             Elimination of Escrow. Section 6.3 of the Agreement is hereby deleted and replaced in its entirety with the following:

6.3
Payment of OTC Royalties. Seller shall pay Buyer a royalty equal to five percent (5%) from the sale by Seller of all products attributable to the Excluded Business (“OTC Royalties”); provided, however, (i) such OTC Royalties shall terminate at such time as Buyer has received total consideration equal to $200,000 in the aggregate in connection with the Royalty Payments, and (ii) Seller shall be entitled to offset such OTC Royalties due and payable Buyer in an amount equal to the amount of Revenue Payments otherwise due and payable Seller by Buyer under the terms of Section 4.1 of this Agreement. The Parties agree and acknowledge that in no event shall Buyer be entitled OTC Royalties in excess of $200,000 whether resulting from direct payments by Seller to Buyer hereunder, as a result of Seller’s election to offset such OTC Royalties due and payable Buyer by amounts equal to the Revenue Payments otherwise due and payable Seller by Buyer under the terms of this Agreement, or a combination thereof.

2.             Release of Escrow Funds. Upon execution of this Amendment, the Parties shall execute and deliver to JP Morgan Chase Bank, N.A. (“Bank”) an Escrow Release Notice, in substantially the form attached hereto as Exhibit A (“Notice”), which Notice shall release to the Parties, in equal amounts, any and all funds on deposit with the Bank under the terms of the Escrow Agreement, dated as of December 13, 2018, by and between the Parties and the Bank, minus any fees payable to the Bank under the terms of the Escrow Agreement. The Parties agree and acknowledge that, as a result of the foregoing, the Escrow Agreement shall terminate and be of no further force and effect.

3.             Event of Conflict. The provisions of the Agreement, as modified in this Amendment, shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions set forth in the Agreement, the terms and conditions set forth herein shall control. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, this Amendment was duly executed on the date first written above.

QUANTRX BIOMEDICAL, INC.
By: /s/ Shalom Hirschman Dr. Shalom Hirschman Chief Executive Officer
PEPROGEN LLC:
By: /s/ Mayer Goldberger Name: Mayer Goldberger Title: Partner